NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Announces Lifting of Federal Reserve Supervisory Agreement

TROY, Mich., Aug. 16, 2018- Flagstar Bancorp, Inc. (NYSE: FBC) (the "Company") announced that effective August 14, 2018, the Federal Reserve (Fed) has lifted its Supervisory Agreement with the Company.

The Supervisory Agreement (originally dated January 27, 2010) included a number of provisions, including requirements to submit a capital plan annually and receive written non-objection from the Fed before paying a dividend or repurchasing stock, incurring or renewing holding company debt or engaging in affiliate transactions.

“This is a major milestone for our company, representing the last major regulatory issue with the old Flagstar,” said Alessandro P. DiNello, president and chief executive officer. “This action reflects our successful effort in building a strong financial institution that can deliver solid results within the framework of a strong risk and compliance structure. The lifting of the agreement ushers in a new era for our holding company, providing more flexibility in entering into strategic transactions.

“It’s been a long road to reach this positive outcome. I would like to personally thank the entire Flagstar team for their dedication and our shareholders for their support. I also appreciate the Fed’s collaboration over the past several years to strengthen our company. We are now focused on continuing our journey to build a great company.”

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $18.1 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 107 branches in Michigan and California. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 88 retail locations in 31 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $120 billion of home loans representing over 535,000 borrowers. For more information, please visit flagstar.com.